UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 10, 2012

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-157688	26-4141646
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

NorthStar Real Estate Income Trust, Inc. (the “Company”) is party to a Second Amended and Restated Distribution Support Agreement with the Company’s sponsor, NorthStar Realty Finance Corp. (the “Sponsor”), dated as of November 8, 2011 (the “Distribution Support Agreement”), pursuant to which the Sponsor agreed to purchase up to an aggregate of $10,000,000 in shares of the Company’s common stock during the two-year period following commencement of the Company’s initial public offering (the “Offering”), in order to provide additional support to pay distributions to the Company’s stockholders at a rate of at least 8% per annum on stockholders’ invested capital.  The Offering commenced on July 19, 2010.  In connection with the extension of the Offering, which is discussed below in Item 8.01, the Company’s board of directors (the “Board of Directors”) on April 11, 2012 approved, and the Company entered into, an amendment to the Distribution Support Agreement that extends the term of the Distribution Support Agreement until July 19, 2013.  All other terms of the Distribution Support Agreement will remain in effect without modification.

Item 8.01. Other Events

Extension of Initial Public Offering

On April 11, 2012, the Board of Directors extended the term of the Offering until July 19, 2013.

Mezzanine Loan

On April 10, 2012 (the “Closing Date”), the Company, through a wholly-owned subsidiary, directly originated a $52 million mezzanine loan (the “Mezzanine Loan”), $25 million of which was funded on the Closing Date and $27 million of which will be funded over the next 18 months.  The proceeds of the Mezzanine Loan will be used to finance the renovation of a 425,000 square foot Class-A office building located in the Hudson Square/Tribeca submarket in downtown New York City (the “Property”).  We believe the Hudson Square/Tribeca submarket is highly desirable and as of December 31, 2011 only had 0.3% availability for Class-A office space.  The Mezzanine Loan bears interest at a fixed rate of 11.5% and is secured by an ownership interest in the borrower (the “Borrower”) that owns a leasehold interest in the Property.

The Borrower is owned by a very experienced Manhattan developer who has developed and managed a significant portfolio of quality real estate for over 35 years in Manhattan (the “Developer”).  Up until December 2011, the Property was occupied by a single tenant, giving the Developer, what we believe to be, a relatively rare and attractive opportunity to retenant and enhance a vacant Manhattan Class-A office property.  As part of the retenanting and enhancement, the Developer plans to invest $80 million in the Property.

The Developer recently contributed $32 million of equity to the Property and has guaranteed the completion of the proposed renovations.  As part of the guarantee, the Developer is obligated to maintain a minimum net worth of $100 million and at least $10 million of liquidity during the term of the Mezzanine Loan.  The Property is also subject to a $135 million senior loan (the “Senior Loan”).

The Mezzanine Loan is co-terminous with the Senior Loan, which has a maturity date of January 11, 2013, unless extended for an additional 12 months.  The Mezzanine Loan may be prepaid, provided that the Borrower pays the interest due through the remaining term of the Mezzanine Loan.  The Company earned an upfront fee equal to 1.0% of the Mezzanine Loan and upon repayment of the Mezzanine Loan, will earn a fee equal to 1.0% of the Mezzanine Loan.

As of the Closing Date, the loan-to-cost ratio (“LTC Ratio”) ranged from approximately 61% to 84%. The beginning of the LTC Ratio range is the Senior Loan divided by the sum of: (i) the Senior Loan; (ii) the Mezzanine Loan; and (iii) $35.8 million of Developer equity (the “Total Cost”) and the end of the LTC Ratio range is the sum of the Senior Loan and the Mezzanine Loan divided by the Total Cost.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should” and similar expressions.  These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the ability of the Developer to, retenant, enhance and lease the Property successfully, if at all, the Borrower’s ability to perform under the terms of the Senior Loan, future property value, income-producing ability, impact of any losses on cash flows and returns, market rental rates, changes in the Class-A office market in downtown New York, the Company’s ability to collect on the guaranty, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs.  Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this Current Report on Form 8-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: April 13, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary